Exhibit 10.18

TESCO CORPORATION

SHORT TERM INCENTIVE PLAN

2006

The Short Term Incentive Plan (“STIP”) is a compensation plan that is designed to motivate participating employees to work as a team to accomplish the overall profitability goals of the organization, as well as provide incentive to each individual to meet their business unit, business line and individual objectives.

The STIP has been approved for the calendar year 2006. Management will review the plan annually; it can be modified and/or canceled at the sole discretion of the Board of Directors.

The STIP will only pay out if Tesco’s corporate earnings exceed $0.60 per share. If this level of net income is not achieved, no payout will occur to any individual, regardless of performance in other areas such as business unit operating income, business line gross profit, or achievement of individual objectives.

If Tesco’s net income equals $1.00 per share the STIP will pay out at 100%; assuming all financial and personal goals have been achieved.

Plan Parameters

In order to reward employees for individual performance while assuring a fair return for the Company, the STIP is structured with three specific areas to measure performance:

•	Tesco’s earnings per share

•	Business Unit operating income or business line gross profit

•	Individual performance against established objectives

All operating and net income amounts for purposes of this plan are denominated in Canadian dollars; however the incentive payout will be made in the payroll currency of the plan participant.

Adjustments to payout due to unanticipated financial events outside the scope of the approved annual plan will be at the sole discretion of the Board.

The incentive payout is calculated on base salary as at January 1, 2006.

The following formula applies to persons that are a Business Unit General Manager (BUGM) and the Sr VP Operations:

•	50% of the incentive is based on operating income of your business unit

•	50% of the incentive is based on achievement of individual objectives

•	If operating income of your business unit is less than 85% of your plan there will be no bonus payout

•	If operating income of your business unit equals or exceeds your plan you will receive 100% and proportional between these two numbers.

•	Your final payout will be adjusted proportionately for Tesco’s corporate earnings per share (from $.60 to $1.00 proportionally

The following formula applies to persons that are BLVP:

•	50% of the incentive is based on Business Line (BL) gross profit (BU gross profit less your departmental expense).

•	50% of the incentive is based on achievement of individual objectives

•	If your business line gross profit is less than 85% of your plan you will receive no payout

•	If your business line gross profit equals or exceeds your plan you will receive 100% and proportional between these two numbers

•	Your final payout will be adjusted for Tesco’s corporate earnings per share (from $0.60 to $1.00 proportionally)

The following formula applies to persons in Corporate:

•	50% of the incentive is based on achieving $1.00 per share

•	50% of the incentive is based on achievement of personal objectives

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There will be no payout if earnings per share are less than $0.60; if $1.00 per share is achieved there will be 100% payout. Payout on personal objectives will be adjusted for Tesco’s corporate earnings per share (from $0.60 to $1.00 proportionally.

For specifically identified Level 6 employees, an incremental payment will exist for exceptional performance. This group of executives will be allowed to double their total STIP payout based on exceptional net earnings. Specifically, they will receive 100% of their target if the fully diluted net income target of $1.00 per share is met (and they meet all their personal objectives). This payout will increase proportionately between $1.00 and $1.20 per share of net income such that at $1.20 per share, the total STIP payout will double. Mr. Tessari and Mr. Quintana will be capped at 100% of their salary.

Payment of the bonus is in the full and absolute discretion of the Executive Management Team whose decision is final and binding.

Method of calculation:

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Corporate net income (fully diluted): If the level of net income is at the total company target of C$1.00 per share, participants will receive the portion of their bonus that is tied to the corporate financial objective. This payout will be prorated if results are between $0.60 and $1.00 per share. If actual total company net income is less than $0.60 per share, the individual is not eligible to receive any payout related to business unit operating income, business line operating income, or individual objectives.

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BU operating income: The BU operating income targets are those outlined in your 2006 plan. If this designated level of BU operating income is met or exceeded for 2006, the BUGM will receive the portion of their STIP payout that relates to BU operating income. This portion of the STIP payout will be adjusted for the Tesco corporate earnings per share.

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BL gross profit: The BL gross profit (BU gross profit less your departmental expense) target is outlined in your 2006 plan. If your gross profit is met or exceeded for 2006 the BLVP will receive the portion of their STIP payout that relates the BL gross profit. This portion of the STIP payout will be adjusted for the Tesco corporate earnings per share.

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Individual objectives: All STIP participants have individual objectives approved by their immediate supervisor, as well as the President & CEO. At the end of the year each supervisor will assess the attainment of the individual objectives and recommend a payout (all, part, or none) to the President and C.E.O. and he shall make the final determination and approval of the payout. This portion of the STIP payout is contingent on the company achieving its net income target.

Employment Status

•	If an employee enters the plan during the year, their bonus participation will be prorated for the full number of months they are in the plan.

•	If an employee is terminated for cause or resigns at any time prior to December 31, 2006, they will not receive any payment under the STIP.

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If an employee is terminated at any time, except for cause, prior to September 30, 2006, they will not receive any payout under the plan. If terminated, except for cause, in the fourth quarter their payout will be prorated for the full number of months in the plan; dependent on all plan parameters being met

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If an employee is terminated or resigns from the Company after December 31, 2006, but before the payout date, they will receive their calculated payout in accordance with this Plan, unless terminated for cause.

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The Company reserves the right to modify responsibilities and positions as may be required from time to time. Such modifications may result in the future ineligibility of the employee for participation in the STIP. In such cases, the STIP participant would receive prior reasonable notice and any earned incentive would be prorated over the period of time that they performed the duties of the STIP eligible position.

Death, Disability and Retirement

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If an employee’s active status changes due to death, disability or retirement (at normal retirement age) their incentive payment will be prorated for the number of months they performed the duties of the STIP eligible position.